Exhibit 99.1

Intermex Reports Fourth-Quarter and Full-Year Results
Company delivers ~10% EPS growth in 2024

Company to Host Conference Call Today at 9 a.m. ET

MIAMI, (February 26, 2025) – International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), one of the nation’s leading omnichannel money transfer services to Latin America and the Caribbean, today reported operating results for the fourth quarter and full-year 2024.

Financial performance highlights for the full-year:
•Revenues of $658.6 million
•Net income of $58.8 million
•Diluted EPS of $1.79 per share
•Adjusted Diluted EPS of $2.14 per share
•Adjusted EBITDA of $121.3 million

Financial performance highlights for the fourth quarter of 2024:
•Revenues of $164.8 million
•Net income of $15.4 million
•Diluted EPS of $0.49 per share
•Adjusted Diluted EPS of $0.57 per share
•Adjusted EBITDA of $30.9 million

Bob Lisy, Chairman, President, and CEO of Intermex, stated “We have delivered another year of strong EPS growth and continued providing solid operating results for our shareholders. As a highly efficient provider of the premium product at retail, we are now turning our attention to invest and expand our high margin digital business. We continue to be a highly profitable operator, and a strong generator of cash. At this afternoon's Investor Day, we look forward to sharing our 2025 plan which will scale our digital business while continuing to leverage the strength of the underlying retail model we have built."

The Company also reported that, consistent with the recommendation of its independent Strategic Alternatives Committee (“SAC”), the Board of Directors (“Board”) has unanimously determined to suspend the Company's previously announced assessment of strategic alternatives.

The Board conducted the review of strategic alternatives through the SAC, composed solely of independent members of the Board. The SAC, along with its independent financial advisor, Lazard Freres, the Company’s financial advisor, FT Partners, and the assistance of its independent legal counsel, evaluated a comprehensive range of strategic alternatives to maximize stockholder value and held discussions with a wide array of strategic and financial investors since the process was announced in November of 2024 regarding potential alternatives, including a sale or merger of the Company and other transactions. The robust strategic review did not, however, result in a definitive offer at a price that offered a superior alternative to the long-term stockholder value potentially created by Intermex’s current business model and its strategic plan, which includes a significant investment to increase the revenue from the Company's digital services.

Accordingly, after considering views of Company stockholders, significant internal discussion and consultation with external financial and legal advisors, and the recommendation of the SAC, the Board concluded that the best interests of all stockholders are served by continuing to focus on the execution of the Company’s strategic plan, including opportunities to drive growth and enhance value as an independent public company. As such, the Board has suspended the review process. The Intermex’s Board and management team are committed to maximizing stockholder value and remain open to all opportunities to achieve this objective.

Mr. Lisy commented, “Since becoming a public company, we have built Intermex into one of the nation’s leading omnichannel money transfer services to Latin America and expanded our reach to additional markets while consistently generating strong and recurring bottom line results and free cash generated. We are committed to building upon that foundation of success, which has been driven by our retail service offerings, by applying our cash resources and liquidity to invest in the expansion of our digital services and products that offer the potential for increased revenue and wider margins. In addition, we have ample financial resources and flexibility to provide liquidity to our stockholders through share repurchases under our previously authorized share repurchase program.

Our 2025 guidance reflects a large and aggressive investment on digital customer capture, along with additional staff and marketing to bolster our profitable, cash-generating retail engine. We will discuss how these - and the political and macro backdrop - impact our outlook at our Investor Day later this afternoon."

Financial Results for full-year 2024 (all comparisons are to the full-year 2023)
Revenues remained relatively flat at $658.6 million, primarily due to slowing of the overall remittance market growth to Latin America, partially offset by our continued growth of our agent base and of our digital offering. Total principal sent from remittance activity decreased slightly by approximately 0.8% to $24.4 billion. Foreign exchange gains increased by 1.1% primarily due to improved foreign currency spreads.

The Company reported net income of $58.8 million, a decrease of 1.2%. Diluted earnings per share were $1.79, an increase of 9.8%. The decrease in net income was driven primarily by the items noted above for revenues, partly offset by lower services charges from agents and banks. Lower salaries and benefits and income tax provision also positively impacted net income. The Company also incurred $1.8 million in transaction costs for the full year, primarily legal and professional fees incurred in relation to the evaluation of strategic alternatives. Diluted earnings per share was positively impacted by the reduction in share count from the Company's stock repurchases.

Adjusted net income totaled $70.4 million, a decrease of 0.8%. Adjusted diluted earnings per share totaled $2.14, an increase of 9.7%. Adjusted net income and adjusted diluted earnings per share were impacted by the items noted above, adjusted for certain items detailed in the reconciliation tables below. Adjusted diluted earnings per share was positively impacted by the reduction in share count from the Company's stock repurchases.

Adjusted EBITDA increased 1.1% to $121.3 million, attributable to the higher net effect of the adjusting items detailed in the reconciliation tables below following the consolidated financial statements.

Fourth Quarter 2024 Financial Results (all comparisons are to the Fourth Quarter 2023)
Total revenues for the Company were $164.8 million, down 4.1% versus last year due to slowing of the overall remittance market growth to Latin America - especially in retail. Revenue was positively impacted by 48.3% growth in revenues for digitally-sent money transfers. The Company's user base generated 14.8 million money transfer transactions, down 3.2% from last year. The total principal amount transferred for the period was $6.1 billion, down 1.6%.

Net income was $15.4 million, a decrease of 12.1%. Diluted earnings per share was $0.49, the same as in the prior year. The decrease in net income was driven primarily by the items noted above for revenues, partly offset by the same items noted above for the full year. The Company also incurred $1.7 million in transaction costs in the fourth quarter alone, primarily legal and professional fees incurred in relation to the evaluation of strategic alternatives. Diluted earnings per share was positively impacted by the reduction in share count from the Company's stock repurchases.

Adjusted net income decreased 10.6% to $17.8 million, and adjusted diluted earnings per share was $0.57, an increase of 1.8%. Adjusted net income and adjusted diluted earnings per share were impacted by the items noted above, adjusted for certain items detailed in the reconciliation tables below. Adjusted diluted earnings per share was positively impacted by the reduction in share count from the Company's stock repurchases.

Adjusted EBITDA decreased 7.2% to $30.9 million, driven primarily by business operating results discussed above.

Adjusted and other non-GAAP measures discussed above and elsewhere in this press release are defined below under the heading, Non-GAAP Measures.

Other Items
The Company ended the fourth quarter of 2024 with $130.5 million in cash and cash equivalents. Net free cash generated for the fourth quarter of 2024 was $4.5 million, down from the fourth quarter of 2023, mainly due to the acquisition of the Amigo Paisano brands ("Amigo Paisano") for $12.0 million and the $1.7 million in transaction costs incurred in the fourth quarter. The decrease in year-over-year net free cash generated reflects the fourth quarter factors mentioned above, the impact of assets placed into service as a result of the Company's move to its new U.S. headquarters facility, and the impact of costs incurred in relation to business restructuring of the Company's acquisitions.
The Company repurchased 1,025,821 shares of its common stock for $20.2 million during the fourth quarter of 2024 through its share repurchase program and $63.2 million remains currently available for future share repurchases under the share repurchase program. During the full-year 2024, the Company purchased 3,765,320 shares for $75.1 million, which repurchases are expected to resume in the current quarter.

In the year ended December 31, 2024, the Company incurred restructuring costs of approximately $3.1 million. The charges were primarily related to the Company's foreign operations and constituted reorganizing the workforce, streamlining operational processes, and integrating technology.

Guidance
The Company provides the following full-year and first quarter guidance:

Full-year 2025:
•Revenue of $657.5 million to $677.5 million
•Diluted EPS of $1.76 to $1.91
•Adjusted Diluted EPS of $2.09 to $2.26
•Adjusted EBITDA of $113.8 million to $117.3 million

First quarter 2025:
•Revenue of $145.5 million to $149.9 million
•Diluted EPS of $0.32 to $0.34
•Adjusted Diluted EPS of $0.40 to $0.43
•Adjusted EBITDA of $23.3 million to $24.0 million

The above guidance does not reflect an estimate of transaction costs related to the now suspended process to review strategic alternatives.

Non-GAAP Measures
Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Net Free Cash Generated, each a Non-GAAP financial measure, are the primary metrics used by management to evaluate the financial performance of our business. We present these Non-GAAP financial measures because we believe they are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Furthermore, we believe they are helpful in highlighting trends in our operating results, because certain of such measures exclude, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted Net Income is defined as Net Income adjusted to add back certain charges and expenses, such as non-cash amortization of intangible assets resulting from business acquisition transactions, non-cash compensation costs, and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted Earnings per Share – Basic and Diluted is calculated by dividing Adjusted Net Income by GAAP weighted-average common shares outstanding (basic and diluted).

Adjusted EBITDA is defined as Net Income before depreciation and amortization, interest expense, income taxes, and adjusted to add back certain charges and expenses, such as non-cash compensation costs and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

Net Free Cash Generated is defined as Net Income before provision for credit losses and depreciation and amortization adjusted to add back certain non-cash charges and expenses, such as non-cash compensation costs, and reduced by cash used in investing activities and servicing of our debt obligations.

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated are non-GAAP financial measures and should not be considered as an alternative to operating income, net income, net income margin or earnings per share, as a measure of operating performance or cash flows, or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Reconciliations of Net Income, the Company’s closest GAAP measure, to Adjusted Net Income, Adjusted EBITDA, and Net Free Cash Generated, as well as a reconciliation of Earnings per Share (Basic and Diluted) to Adjusted Earnings per Share (Basic and Diluted) and Net Income Margin to Adjusted EBITDA Margin, are outlined in the tables below following the consolidated financial statements. A quantitative reconciliation of projected Adjusted EBITDA and Adjusted Diluted EPS to the most comparable GAAP measure is not available without unreasonable efforts because of the inherent difficulty in forecasting and quantifying the amounts necessary under GAAP guidance for operating or other adjusted items including, without limitation, costs and expenses related to acquisitions and other transactions, share-based compensation, tax effects of certain adjustments and losses related to legal contingencies or disposal of assets. For the same reasons, we are unable to address the probable significance of the unavailable information.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 9:00 a.m. Eastern Time today. Interested parties are invited to join the discussion and gain firsthand knowledge about Intermex's financial performance and operational achievements through the following channels:

•A live broadcast of the conference call may be accessed via the Investor Relations section of Intermex’s website at https://investors.intermexonline.com/.
•To participate in the live conference call via telephone, please register HERE. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.
•Following the conference call, an archived webcast of the call will be available for one year on Intermex’s website at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views concerning certain events that are not historical facts but could have an effect on our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, projected results of operations, restructuring initiatives and expectations for the Company. Such forward-looking statements include all statements regarding the Board’s evaluation of strategic alternatives, including exploring options for a potential sale in a private transaction. These statements may include and be identified by words or phrases such as, without limitation, “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “approximately,” “shall,” “our planning assumptions,” “future outlook,” “currently,” “target,” “guidance,” and similar expressions (including the negative and plural forms of such words and phrases). These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments, projections about our business and our industry, and macroeconomic conditions, and are subject to various risks, uncertainties, estimates, contingencies, and other factors, many of which are outside our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements and could materially adversely affect our business, financial condition, results of operations, cash flows, and liquidity. Such factors include, among others: potential adverse effects on the Company’s stock price from the suspension of the Company's strategic alternatives evaluation process; our success in expanding customer acceptance of our digital services and infrastructure, as well as developing, introducing and marketing new digital and other products and services; new technology or competitors that disrupt the current money transfer and payment ecosystem, including the introduction of new digital platforms; loss of, or reduction in business with, key sending agents; our ability to effectively compete in the markets in which we operate; economic factors such as inflation, the level of economic activity, recession risks and labor market conditions, as well as volatility in market interest rates; international political factors, including ongoing hostilities in Ukraine and the Middle East, political instability, tariffs, including the effects of tariffs on domestic markets and industrial activity and employment, border taxes or restrictions on remittances or transfers from the outbound countries in which we operate or plan to operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; changes in applicable laws and regulations; changes in immigration laws and their enforcement, including its effects on the level of immigrant employment and earning potential; consumer confidence in our brands and in consumer money transfers generally; expansion into new geographic markets or product markets; our ability to successfully execute, manage, integrate and obtain the anticipated financial benefits of key acquisitions and mergers; the ability of our risk management and compliance policies, procedures and systems to mitigate risk related to transaction monitoring; consumer fraud and other risks relating to the authenticity of customers’ orders or the improper or illegal use of our services by consumers, sending agents or digital partners; cybersecurity-attacks or disruptions to our information technology, computer network systems, data centers and mobile devices applications; our ability to maintain favorable banking and paying agent relationships necessary to conduct our business; bank failures, sustained financial illiquidity, or illiquidity at the clearing, cash management or custodial financial institutions with which we do business; changes to banking industry regulation and practice; credit risks from our agents, digital partners and the financial institutions with which we do business; our ability to recruit and retain key personnel; our ability to maintain compliance with applicable laws and regulatory requirements, including those intended to prevent use of our money remittance services for criminal activity, those related to data and cybersecurity protection, and those related to new business initiatives; enforcement actions and private litigation under regulations applicable to money remittance services; changes in tax laws in the countries in which we operate; our ability to protect intellectual property rights; our ability to satisfy our debt obligations and remain in compliance with our credit facility requirements; public health conditions, responses thereto and the economic and market effects thereof; the use of third-party vendors and service providers; weakness in U.S. or international economic conditions; and other economic, business, and/or competitive factors, risks and uncertainties, including those described in the “Risk Factors” and other sections of periodic reports and other filings that we file with the Securities and Exchange Commission. Accordingly, we caution investors and all others not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made and we undertake no obligation to update any of the forward-looking statements.

About International Money Express, Inc.
Founded in 1994, Intermex applies proprietary technology enabling consumers to send money from the United States, Canada, Spain, Italy, the United Kingdom and Germany to more than 60 countries. The Company provides the digital movement of money through a network of agent retailers in the United States, Canada, Spain, Italy, the United Kingdom and Germany; Company-operated stores; our mobile apps; and the Company’s websites. Transactions are fulfilled and paid through thousands of retail and bank locations around the world. Intermex is headquartered in Miami, Florida, with international offices in Puebla, Mexico, Guatemala City, Guatemala, London, England, and Madrid, Spain. For more information about Intermex, please visit www.intermexonline.com.

Alex Sadowski
Investor Relations Coordinator
ir@intermexusa.com
tel. 305-671-8000

Consolidated Balance Sheets

	December 31,	December 31,
(in thousands of dollars)	2024	2023
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$130,503	$239,203
Accounts receivable, net of allowance of $3,546 and $2,610, respectively	107,077	155,237
Prepaid wires, net	49,205	28,366
Prepaid expenses and other current assets	10,998	10,068
Total current assets	297,783	432,874

Property and equipment, net	50,354	31,656
Goodwill	55,195	53,986
Intangible assets, net	26,847	18,143
Other assets	32,198	40,153
Total assets	$462,377	$576,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$—	$7,163
Accounts payable	19,520	36,507
Wire transfers and money orders payable, net	85,044	125,042
Accrued and other liabilities	47,434	54,661
Total current liabilities	151,998	223,373

Long-term liabilities:
Debt, net	156,623	181,073
Lease liabilities, net	18,582	22,670
Deferred tax liability, net	250	659
Total long-term liabilities	175,455	204,402

Stockholders' equity:
Total stockholders' equity	134,924	149,037
Total liabilities and stockholders' equity	$462,377	$576,812

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars, except for per share data)	2024	2023	2024	2023	2022
	(Unaudited)		(Unaudited)
Revenues:
Wire transfer and money order fees, net	$137,443	$145,185	$554,801	$561,540	$469,162
Foreign exchange gain, net	21,843	23,669	88,944	87,908	72,920
Other income	5,472	2,929	14,904	9,287	4,723
Total revenues	164,758	171,783	658,649	658,735	546,805

Operating expenses:
Service charges from agents and banks	106,317	110,882	428,968	430,865	364,804
Salaries and benefits	16,010	18,606	68,247	70,203	52,224
Other selling, general and administrative expenses	12,010	11,181	47,894	47,652	34,394
Restructuring costs	322	69	3,060	1,214	—
Transaction costs	1,733	33	1,819	445	3,005
Depreciation and amortization	3,664	3,355	13,645	12,866	9,470
Total operating expenses	140,056	144,126	563,633	563,245	463,897

Operating income	24,702	27,657	95,016	95,490	82,908

Interest expense	2,748	2,783	11,745	10,426	5,629

Income before income taxes	21,954	24,874	83,271	85,064	77,279

Income tax provision	6,569	7,375	24,450	25,549	19,948

Net income	$15,385	$17,499	$58,821	$59,515	$57,331

Earnings per common share:
Basic	$0.50	$0.51	$1.81	$1.67	$1.52
Diluted	$0.49	$0.49	$1.79	$1.63	$1.48

Weighted-average common shares outstanding:
Basic	30,998,252	34,638,245	32,430,755	35,604,582	37,733,047
Diluted	31,406,360	35,426,435	32,850,497	36,429,714	38,625,390

Reconciliation from Net Income to Adjusted Net Income

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars, except for per share data)	2024	2023	2024	2023	2022
	(Unaudited)		(Unaudited)

Net income	$15,385	$17,499	$58,821	$59,515	$57,331

Adjusted for:
Share-based compensation (a)	186	1,894	7,043	8,111	7,118
Restructuring costs (b)	322	69	3,060	1,214	—
Transaction costs (c)	1,733	34	1,819	445	3,005
Legal contingency settlement (d)	—	—	(570)	—	—
Loss on bank closure (e)	—	—	—	—	1,583
Other charges and expenses (f)	308	294	1,239	1,850	1,141
Amortization of intangibles (g)	926	1,178	3,820	4,740	4,102
Income tax benefit related to adjustments (h)	(1,047)	(1,042)	(4,820)	(4,914)	(4,376)
Adjusted net income	$17,813	$19,926	$70,412	$70,961	$69,904

Adjusted earnings per common share:
Basic	$0.57	$0.58	$2.17	$1.99	$1.85
Diluted	$0.57	$0.56	$2.14	$1.95	$1.81
(a) Represents share-based compensation relating to equity awards granted primarily to employees and independent directors of the Company.
(b) Represents primarily severance, write-off of assets and, legal and professional fees related to the execution of restructuring plans.
(c) Represents primarily financial advisory, professional and legal fees related to business acquisition transactions and strategic alternatives.
(d) Represents a gain contingency related to a legal settlement.
(e) Represents losses related to the closure of a financial institution in Mexico during 2021.
(f) Represents primarily loss on disposal of fixed assets.
(g) Represents the amortization of intangible assets that resulted from business acquisition transactions.
(h) Represents the current and deferred tax impact of the taxable adjustments to Net Income using the Company’s blended federal and state tax rate for each period. Relevant tax-deductible adjustments include all adjustments to Net Income.

Reconciliation from GAAP Basic Earnings per Share to Adjusted Basic Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP Basic Earnings per Share	$0.50	$0.51	$1.81	$1.67
Adjusted for:
Share-based compensation	0.01	0.05	0.22	0.23
Restructuring costs	0.01	—	0.09	0.03
Transaction costs	0.06	—	0.06	0.01
Legal contingency settlement	—	—	(0.02)	—
Other charges and expenses	0.01	0.01	0.04	0.05
Amortization of intangibles	0.03	0.03	0.12	0.13
Income tax benefit related to adjustments	(0.03)	(0.03)	(0.15)	(0.14)
Non-GAAP Adjusted Basic Earnings per Share	$0.57	$0.58	$2.17	$1.99
The table above may contain slight summation differences due to rounding

Reconciliation from GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP Diluted Earnings per Share	$0.49	$0.49	$1.79	$1.63
Adjusted for:
Share-based compensation	0.01	0.05	0.21	0.22
Restructuring costs	0.01	—	0.09	0.03
Transaction costs	0.06	—	0.06	0.01
Legal contingency settlement	—	—	(0.02)	—
Other charges and expenses	0.01	0.01	0.04	0.05
Amortization of intangibles	0.03	0.03	0.12	0.13
Income tax benefit related to adjustments	(0.03)	(0.03)	(0.15)	(0.13)
Non-GAAP Adjusted Diluted Earnings per Share	$0.57	$0.56	$2.14	$1.95

The table above may contain slight summation differences due to rounding

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2024	2023	2024	2023	2022
	(Unaudited)		(Unaudited)
Net income	$15,385	$17,499	$58,821	$59,515	$57,331

Adjusted for:
Interest expense	2,748	2,783	11,745	10,426	5,629
Income tax provision	6,568	7,375	24,450	25,549	19,948
Depreciation and amortization	3,664	3,355	13,645	12,866	9,470
EBITDA	28,365	31,012	108,661	108,356	92,378
Share-based compensation (a)	186	1,894	7,043	8,111	7,118
Restructuring costs (b)	322	69	3,060	1,214	—
Transaction costs (c)	1,733	34	1,819	445	3,005
Legal contingency settlement (d)	—	—	(570)	—	—
Loss on bank closure (e)	—	—	—	—	1,583
Other charges and expenses (f)	308	294	1,239	1,850	1,141
Adjusted EBITDA	$30,914	$33,303	$121,252	$119,976	$105,225

(a) Represents share-based compensation relating to equity awards granted primarily to employees and independent directors of the Company.
(b) Represents primarily severance, write-off of assets, and legal and professional fees related to the execution of restructuring plans.
(c) Represents primarily financial advisory, professional and legal fees related to business acquisition transactions and strategic alternatives.
(d) Represents a gain contingency related to a legal settlement.
(e) Represents losses related to the closure of a financial institution in Mexico during 2021.
(f) Represents primarily loss on disposal of fixed assets.

Reconciliation from Net Income Margin to Adjusted EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net Income Margin	9.3%	10.2%	8.9%	9.0%
Adjusted for:
Interest expense	1.7%	1.6%	1.8%	1.6%
Income tax provision	4.0%	4.3%	3.7%	3.9%
Depreciation and amortization	2.2%	2.0%	2.1%	2.0%
EBITDA Margin	17.2%	18.1%	16.5%	16.4%
Share-based compensation	0.1%	1.1%	1.1%	1.2%
Restructuring costs	0.2%	—%	0.5%	0.2%
Transaction costs	1.1%	—%	0.3%	0.1%
Legal contingency settlement	—%	—%	(0.1)%	—%
Other charges and expenses	0.2%	0.2%	0.2%	0.3%
Adjusted EBITDA Margin	18.8%	19.4%	18.4%	18.2%

The table above may contain slight summation differences due to rounding

Reconciliation of Net Income to Net Free Cash Generated

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2024	2023	2024	2023	2022
	(Unaudited)		(Unaudited)

Net income for the period	$15,385	$17,499	$58,821	$59,515	$57,331

Depreciation and amortization	3,664	3,355	13,645	12,866	9,470
Share-based compensation	186	1,894	7,043	8,111	7,118
Provision for credit losses	1,375	1,227	6,411	4,997	2,572
Cash used in investing activities	(16,087)	(5,092)	(43,946)	(18,280)	(12,529)
Term loan pay-downs	—	(1,641)	(3,281)	(5,469)	(4,375)

Net free cash generated during the period	$4,523	$17,242	$38,693	$61,740	$59,587